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                           GIBSON, DUNN & CRUTCHER LLP
                                     Lawyers
                   a registered limited liability partnership
                       including professional corporations
                   4 Park Plaza, Irvine, California 92614-8557
                                 (949) 451-3800
                               www.gibsondunn.com



                                January 15, 2003



                                                                   C 35490-00006

Gish Biomedical, Inc.
22942 Arroyo Vista
Rancho Santa Margarita, CA  92688

       Re: TAX OPINION FOR CARDIOTECH-GISH REORGANIZATION

Gentlemen:

       We are acting as counsel to Gish Biomedical, Inc., a California corporation ("Gish"), in connection with the merger (the "Merger") of Gish Acquisition Corp. ("Acquisition Sub"), a newly-formed Delaware corporation and a wholly-owned subsidiary of CardioTech International, Inc., a Massachusetts corporation ("CardioTech"), with and into Gish. You have requested our opinion as to the material federal income tax consequences of the Merger. The Merger will be effected pursuant to the terms and conditions of the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of October 25, 2002, by and among Gish, CardioTech, and Acquisition Sub.

       In rendering our opinion, we have examined the Merger Agreement and have relied upon and assumed as correct, now and as of the effective time of the Merger, (i) the representations and covenants contained in the Merger Agreement,
(ii) certain factual representations made by Gish, CardioTech and Acquisition Sub, and (iii) the information contained in the Form S-4 Registration Statement, Registration No. 333-102115 (the "Registration Statement"), filed by CardioTech with the Securities and Exchange Commission.

       On the basis of the information, representations, and covenants contained in the foregoing materials, we are of the following opinion:

       (i) the Merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that Gish, CardioTech and Acquisition Sub will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code;

       (ii) no gain or loss will be recognized by Gish upon receipt of the assets of Acquisition Sub in exchange for Gish common stock;

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Gish Biomedical, Inc.
January 15, 2003
Page 2

       (iii) no gain or loss will be recognized by CardioTech on the receipt of Gish common stock in exchange for Acquisition Sub common stock;

       (iv) no gain or loss will be recognized by Acquisition Sub on the transfer of its assets to Gish in exchange for Gish common stock;

       (v) no gain or loss will be recognized by a Gish shareholder on the exchange of shares of Gish common stock solely for shares of CardioTech common stock (including any fractional share interests to which they may be entitled);

       (vi) a Gish shareholder receiving cash in lieu of fractional share interests of CardioTech common stock in the Merger will be treated as if they actually received such fractional share interests and these interests were subsequently redeemed by CardioTech; therefore, the cash a Gish shareholder receives will be treated as having been received as full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code;

       (vii) the aggregate tax basis of the CardioTech common stock received by a Gish shareholder in the Merger, including any fractional share interests of CardioTech common stock a Gish shareholder is deemed to receive, will be the same as the aggregate tax basis of the shares of Gish common stock surrendered in exchange therefore; and

       (viii) the holding period of the CardioTech common stock received by a Gish shareholder in the Merger will include the period for which the Gish common stock surrendered in exchange therefore was held by such Gish shareholder.

       This opinion expresses our views as to federal income tax laws in effects as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service (the "Service") and court decisions. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retroactively. Any change in such authorities or any change in the facts or representations, or any past or future actions by CardioTech, Acquisition Sub, or Gish contrary to such representations might adversely affect the conclusions stated herein.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the captions "The Merger--Material United States Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission. Notwithstanding the

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Gish Biomedical, Inc.
January 15, 2003
Page 3

foregoing, this opinion is being delivered solely to you for your use in connection with the Merger and may not be relied upon by any other person or used for any other purpose.

                                         Very truly yours,

                                         /s/ Gibson, Dunn & Crutcher LLP
                                         --------------------------------------
                                         GIBSON, DUNN & CRUTCHER LLP



SMK/njk